UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant		☒
Filed by a Party other than the Registrant		☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COLOMBIA GOLDFIELDS LTD.
(Name of Registrant as Specified In Its Charter)
_________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1.	Title of each class of securities to which transaction applies:

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- 220 Bay Street, Suite 1400 – Toronto, Ontario, Canada – M5J 2W4 –
- tel: 416-603-4653 - fax: 416-360-7783

Colombia Goldfields Files Proxy Statement in Connection with Proposed Acquisition by Medoro

TORONTO, Monday, October 5, 2009 – Colombia Goldfields Ltd. (the "Company" or "Colombia Goldfields") (TSX: GOL / OTCBB: CGDF) announced today that it has filed its definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission in connection with the special meeting of securityholders of Colombia Goldfields to be held on October 23, 2009, at which meeting stock-holders, warrant holders and option-holders will be asked to approve the acquisition of all of the outstanding shares of common stock of Colombia Goldfields by Medoro Resources Ltd. ("Medoro"). Under the terms of the agreement, Colombia Goldfields stock-holders will receive 0.336 of a Medoro common share plus 0.0108 of a Medoro share purchase warrant for each Colombia Goldfields share of common stock. Each full Medoro share purchase warrant will be exercisable into one Medoro common share at a subscription price of Cdn$0.50 per Medoro common share for a term of two years.

The definitive proxy statement, along with other materials in connection with the special meeting, were mailed to the securityholders of Colombia Goldfields Friday, October 2, 2009.

The Company also announced that the Supreme Court of Yukon has issued an interim order relating to the arrangement under Section 195 of the Business Corporations Act (Yukon) to effect the proposed acquisition. Assuming that securityholders of Colombia Goldfields approve the arrangement, it is anticipated that an application will be made to the Supreme Court of Yukon for a final order in respect of the arrangement shortly after the security-holder meeting occurs.

Assuming securityholder, TSX Venture Exchange and court approval and that the conditions to the completion of the arrangement are satisfied or waived, it is anticipated that the proposed Colombia Goldfields acquisition will close by the end of October 2009.

A copy of Colombia Goldfields' definitive proxy statement in connection with the proposed acquisition has been filed under Colombia Goldfields' profile on EDGAR and is available at www.sec.gov. Colombia Goldfields securityholders are advised to read the definitive proxy statement. A copy of the arrangement agreement in connection with the proposed acquisition has been filed under Medoro's profile on SEDAR and is available at www.sedar.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities for sale in the United States or Canada. No offering of securities shall be made in the United States or Canada except pursuant to registration under the US Securities Act of 1933, as amended, or an exemption therefrom.

If you have any questions or need assistance voting your shares, warrants or options, please contact the Colombia Goldfields' proxy solicitor, Kingsdale Shareholder Services, at 1-866-851-4179.

About Colombia Goldfields

Colombia Goldfields Ltd., through its subsidiaries Compañia Minera de Caldas S.A. and Gavilan Minerals S.A., is developing what we believe is a multi-million ounce gold resource in Colombia's historic Marmato Mountain gold district. Colombia Goldfields is traded in the US under the symbol CGDF, on the Toronto Stock Exchange under the symbol GOL, and in Germany under the symbol C2B.

Disclaimer

This release contains forward-looking statements that are based on the beliefs of Colombia Goldfield's management and reflect Colombia Goldfield's current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Colombia Goldfields with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward looking statements. In particular, there is no assurance that a definitive agreement will be executed or that the proposed transaction will be completed.

Company Contact:
J. Randall Martin, Vice Chairman and CEO
Colombia Goldfields Ltd.	Kingsdale Shareholder Services Inc.
T: 416-603-4653	T: 866-851-4179
F: 416-360-7783	F:416-867-2271
info@colombiagoldfields.com
www.colombiagoldfields.com